UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 23, 2022

TuSimple Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40326	86-2341575
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
9191 Towne Centre Drive, Suite 600
San Diego, CA 92122
(Address of principal executive offices, including zip code)
(619) 916-3144
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	TSP	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers, Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Board Changes
On April 23, 2022, the board of directors (the “Board”) of TuSimple Holdings Inc. (the “Company”), appointed Reed Werner to fill the vacancy on the Board, effective immediately. Mr. Werner will serve until the Company’s 2022 annual meeting of stockholders and until his successor is elected and qualified, or sooner in the event of his death, resignation or removal. Concurrently with Mr. Werner’s appointment, the Board established a government security committee of the Board (the “Government Security Committee”) in accordance with The Committee on Foreign Investment in the United States National Security Agreement (“NSA”) that the Company entered into with the U.S. government in February 2022. Mr. Werner serves as the Security Director under the NSA and, as the Security Director, the Board has appointed him as chair of the Government Security Committee. Mr. Werner has also been appointed to the Company’s audit committee. The Board has determined that Mr. Werner meets the requirements for independence under the applicable listing standards of The Nasdaq Stock Market and the Securities Exchange Act of 1934, as amended.
Mr. Werner will be entitled to receive compensation in accordance with the Company’s Non-Employee Director Compensation Program as described below. Mr. Werner is also expected to enter into the Company’s standard form of indemnification agreement.
There are no family relationships between Mr. Werner and any director, executive officer, or any person nominated or chosen by the Company to become a director or executive officer. Mr. Werner is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K.

Additionally, on April 23, 2022, Brad Buss was appointed to serve as the Company’s Lead Independent Director pursuant to the Company’s Corporate Governance Guidelines.

In addition, on April 27, 2022, Mo Chen decided not to stand for re-election as a director at the Company’s next annual meeting of stockholders. The decision is not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The Company thanks him for his years of service to the Company.

Amendment to Non-Employee Director Compensation Program
In connection with the establishment of the Government Security Committee and, the appointment of Brad Buss as Lead Independent Director, the Board amended and restated its compensation policy for non-employee directors (the “Non-Employee Director Compensation Policy”). The summary description of the Non-Employee Director Compensation Policy set forth below does not purport to be complete and is qualified in its entirety by reference to the full text of the Non-Employee Director Compensation Policy, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022.
Cash Compensation
The Non-Employee Director Compensation Policy provides for annual cash retainers for all non-employee directors in connection with their service on the Board and its committees. Each non-employee director is paid an annual cash retainer for $50,000 per year for general service on our Board as well as the following additional annual cash retainers for their Board committee service:

	Chair	Member
Audit Committee	$25,000	$15,000
Compensation Committee	$20,000	$10,000
Government Security Committee	$32,500	$22,500
Nominating and Corporate Governance Committee	$10,000	$5,000
The Lead Independent Director is paid an additional annual cash retainer of $20,000.

In lieu of the Equity Award described below and in accordance with the NSA and the Non-Employee Director Compensation Policy, Mr. Werner, who serves as the Security Director under the NSA and the chair of the Government Security Committee, will receive a cash payment equal to $250,000, pro-rated to reflect the number of days that the Security Director will serve on the Board until our annual meeting of stockholders in 2022.
Annual cash retainers are paid quarterly in arrears. The Company reimburses reasonable expenses incurred by non-employee directors in connection with attendance at Board or committee meetings.
Equity Compensation
The compensation committee will approve a grant to each non-employee director of an annual award of restricted stock units valued at $250,000 (the “Equity Award”). The Equity Award will be granted on or as soon as reasonably practicable after the date of the non-employee director’s appointment or election, and thereafter on or as soon as reasonably practicable after the date of each of the Company’s annual stockholder meetings provided that such director continues to serve on the Board after such meeting. Subject to the non-employee director’s continuous service, the Equity Award will vest in full over a one-year period and will vest on the earlier of the first day of the month that follows the one-year anniversary of such date of grant or on the date of the next regular annual meeting of the Company’s stockholders held following such date of grant, provided that the non-employee director remains in continuous service through such vesting date. In addition, an Equity Award granted between annual stockholder meetings to a newly-appointed director will be pro-rated to reflect the portion of the year that the director will serve on the Board. The Equity Award will vest in full if the Company is subject to a change in control prior to the termination of the non-employee directors’ continuous service.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TuSimple Holdings Inc.

By:	/s/ Patrick Dillon
Patrick Dillon
Chief Financial Officer
Dated: April 28, 2022